American CareSource Holdings, Inc. Announces the Election of John Hatsopoulos as an Independent Member of Its Board of Directors

DALLAS, TX -- 12/13/2006 -- American CareSource Holdings, Inc. (AMEX: XSI) announced today that the Board of Directors has elected John Hatsopoulos as an independent member of its board of directors. The election of Mr. Hatsopoulos increases the number of Board members from seven to eight directors, with five members of the Board qualifying as independent directors. Mr. Hatsopoulos will serve on the Compensation and Nominations & Governance committees.

John N. Hatsopoulos is chief executive officer of American Distributed Generation Inc. Headquartered in Waltham, Massachusetts. Mr. Hatsopoulos is also chairman of GlenRose Capital LLC, a leverage buyout investment fund, as well as managing partner of Alexandros Partners LLC, a financial advisory firm. In addition, Mr. Hatsopoulos is one of the founders of Thermo Electron Corporation and the retired president and vice chairman of the board of directors.

Mr. Hatsopoulos graduated from Athens College in Athens, Greece, in 1953. He holds a B.S. in history and mathematics from Northeastern University, together with Honorary Doctorates in Business Administration from Boston College and Northeastern University. He served on the board of directors of the American Stock Exchange from 1994 through 2000. He is currently a member of the board of directors of TEI BioSciences Inc., and a "Member of the Corporation" for Northeastern University.

Wayne A. Schellhammer, Chairman and CEO of American CareSource Holdings, Inc., commented, "We are honored to have John Hatsopoulos join our board. His experience and insights will be a valued addition. I am looking forward to working with him."

About American CareSource

American CareSource, a publicly traded ancillary care benefit management company, is a comprehensive ancillary care service provider offering a national network of more than 21,000 ancillary providers. American CareSource's ancillary network management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both the Federal and local governments. Through its product offerings, American CareSource offers its clients substantial discounts on services rendered through its network of ancillary care providers in more than 30 service categories.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource.

Contact:
Wayne A. Schellhammer
Chairman & Chief Executive Officer
American CareSource Holdings, Inc.
Tel. 972.308.6830